                                                                  Exhibit (d)(8)

                             SUB-ADVISORY AGREEMENT

      This AGREEMENT, dated as of February 19, 2008, by and between WisdomTree Asset Management, Inc. (the "Investment Adviser"), a Delaware corporation having its principal office and place of business at 380 Madison Avenue, 21st Floor, New York, NY 10017, and BNY Investment Advisors (the "Sub-Adviser"), a separately identifiable division of the Bank of New York, a New York state banking corporation having an office at 50 Fremont Street, Suite 3900, San Francisco, CA 94105.

      WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act") or will be so registered prior to the launch of any Fund (as defined below);

      WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of December 3, 2007 with WisdomTree Trust ("Trust") an investment company registered under the Investment Company Act of 1940, as amended ("Investment Company Act"), on behalf of the WisdomTree India Earnings Fund (the "Fund") and has also entered into an Investment Advisory Agreement dated as of February 19, 2008 with WisdomTree India Investment Portfolio, Inc. (the "Portfolio"), a private company limited by shares incorporated in the Republic of Mauritius and a wholly-owned subsidiary of the Portfolio;

      WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

      WHEREAS, the Sub-Adviser acts as the sub-adviser to the Fund pursuant to the Amended and Restated Sub-Advisory Agreement dated as of September 1, 2007, between the Investment Adviser and the Sub-Adviser (the "Fund Sub-Advisory Agreement");

      WHEREAS, the Board of Directors of the Portfolio and the Investment Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the Portfolio ), in the manner and on the terms hereinafter set forth;

      WHEREAS, the Investment Adviser has the authority under the Investment Advisory Agreement with the Portfolio (the "Portfolio Advisory Agreement) to select sub-advisers for the Portfolio; and

      WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Adviser and the Portfolio;

      NOW, THEREFORE, the Investment Adviser and the Sub-Adviser agree as follows:

1.    APPOINTMENT OF THE SUB-ADVISER

      The Investment Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Portfolio, subject to the supervision and oversight of the Investment Adviser and the Directors of the Portfolio, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Portfolio or the Investment Adviser in any way or otherwise be deemed an agent of the Portfolio or the Investment Adviser except as expressly authorized in this Agreement or another writing by the Portfolio, the Investment Adviser and the Sub-Adviser.

2.    ACCEPTANCE OF APPOINTMENT

      The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

      The assets of the Portfolio will be maintained in the custody of a custodian (who shall be identified by the Investment Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Portfolio and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser.

3.    SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

      A. The Portfolio is a wholly-owned subsidiary of the Fund. The Fund is will achieve its investment objective through the investments that the Sub-Adviser makes on behalf of the Portfolio. As adviser to the Portfolio, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Portfolio and determine the composition of the assets of the Portfolio, in accordance with the terms of this Agreement, the Fund's Prospectus and Statement of Additional Information and subject to the direction, supervision and control of the Investment Adviser and the Directors of the Portfolio.

      B. As part of the services it will provide hereunder, the Sub-Adviser will:
            (i) formulate and implement a continuous investment program and portfolio management compliance and reporting program for the Portfolio, such programs to be identical to the programs utilized by the Sub-Adviser for the Fund;

            (ii) take whatever steps it deems necessary or advisable to implement the investment program for the Portfolio by arranging for the purchase and sale of securities and other investments;

            (iii) keep the Directors of the Portfolio and the Investment Adviser fully informed on an ongoing basis of all material facts concerning the investment and reinvestment of the assets of the Portfolio and the operations of the Sub-Adviser, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Investment Adviser or the Directors of the Portfolio, and participate in meetings with the Investment Adviser and/or the Directors, as reasonably requested, to discuss the foregoing, with the understanding that the Portfolio or the Adviser will pay all reasonable expenses of the Sub-Adviser relating to any mutually agreed upon travel to Mauritius; and

            (iv) cooperate with and provide reasonable assistance to the Investment Adviser, the Portfolio's administrator, the Portfolio's custodian a, the Portfolio's transfer agent and pricing agents and all other agents and representatives of the Portfolio and the Investment Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Portfolio and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

      C. In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with this Agreement, the terms of the Fund Sub-Advisory Agreement and the direction of the Investment Adviser or the Directors of the Portfolio.

      D. The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and
(ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser's duties under this Agreement.

      E. The Sub-Adviser will select brokers and dealers to effect all Portfolio transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Portfolio (i) in accordance with any written policies, practices or procedures that may be established by the Investment Adviser from time to time and which have been provided to the Sub-Adviser, (ii) as described in the Trust's Prospectus and SAI, and (iii) in accordance




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

with applicable U.S. federal and state laws and regulations. In placing any orders for the purchase or sale of investments for the Portfolio, the Sub-Adviser shall use its best efforts to obtain for the Portfolio "best execution", considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will Fund securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws and regulations applicable to the Trust and the Portfolio.

      F. The Sub-Adviser is not authorized to engage in "soft-dollar" transactions permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), without the express written approval of the Adviser or the Trust's Board of Trustees.

      G. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio(s) as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients over time. The Investment Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Portfolio. The Investment Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Portfolio, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

      H. The Sub-Adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

      I. The Sub-Adviser will, unless and until otherwise directed by the Investment Adviser or the Board of Trustees, exercise all rights of security holders with respect to securities held by the Portfolio, including, but not limited to: voting proxies in accordance with the Trust's then-current proxy voting policies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization.

4.    COMPENSATION OF SUB-ADVISER

      In recognition of the fact that the Sub-Adviser is compensated by the Adviser for providing sub-advisory services to the Fund, the Sub-Adviser shall not be entitled to receive compensation for providing sub-advisory services to the Portfolio. The Investment Adviser shall be responsible for expenses incurred by the Sub-Adviser with respect to proxy voting execution, advice and reporting on behalf of the Portfolio.

5.    LIABILITY AND INDEMNIFICATION

      A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its "Affiliates") shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Investment Adviser or the Portfolio as a result of any error of judgment by the Sub-Adviser or its Affiliates with respect to the Portfolio, except that nothing in this Agreement shall

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operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Portfolio, the Investment Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended ("1933 Act")) (collectively, "Manager Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio(s) or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Investment Adviser or the Portfolio, or the omission of such information, by the Sub-Adviser Indemnitees (as defined below) for use therein.

      B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Investment Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Sub-Adviser Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on this Agreement; provided however, the Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio(s) or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Investment Adviser or the Portfolio, or the omission of such information, by the Sub-Adviser Indemnities for use therein.

      C. A party seeking indemnification hereunder (the "Indemnified Party") shall (i) provide prompt notice to the other of any claim ("Claim") for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party shall have the right at its own expense to participate in the defense of any Claim, but shall not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification shall not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

6.    REPRESENTATIONS OF THE INVESTMENT ADVISER

      The Investment Adviser represents, warrants and agrees that:

      A. The Investment Adviser has been duly authorized by the Board of Directors of the Portfolio to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

      B. The Investment Adviser is currently in compliance and shall at all times continue to be in compliance with the requirements imposed upon the Investment Adviser by applicable law and regulations.

      C. The Investment Adviser (i) will be registered as an investment adviser under the Advisers Act prior to the commencement of operation of the Portfolio and thereafter will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to
Section 9(a) of the Investment Company Act or otherwise.

7.    REPRESENTATIONS OF THE SUB-ADVISER

      The Sub-Adviser represents, warrants and agrees as follows:

      A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify each Fund and the Investment Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Portfolio(s) or the Sub-Adviser, provided, however, that routine regulatory examinations of the Sub-Adviser shall not be required to be reported by this provision.

      B. The Sub-Adviser is currently in compliance and shall at all times continue to be in compliance with the requirements imposed upon the Sub-Adviser by applicable law and regulations.


      C. The Sub-Adviser has provided the Investment Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Trust and the Investment Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser's organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

      F. The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

      G. The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the the Portfolio(s), the Investment Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Portfolio or Investment Adviser, as applicable, except as required by rule, regulation or upon the request of a governmental authority.

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8.    NON-EXCLUSIVITY

      The services of the Sub-Adviser to the Investment Adviser and the Portfolio are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.    SUPPLEMENTAL ARRANGEMENTS

      The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Investment Adviser nor the Portfolio shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.   REGULATION

      The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations and shall promptly provide the Advisor and Trust with copies of such information, reports and materials.

11.   RECORDS

      The records relating to the services provided under this Agreement shall be the property of the Portfolio and shall be under its control; however, the Portfolio shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Portfolio by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation. The Investment Adviser and the Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Portfolio has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.   DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by the Directors of the Portfolio. This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Directors.

13.   TERMINATION OF AGREEMENT

      This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Board of Directors on sixty
(60) days' written notice to the Investment Adviser and the Sub-Adviser. This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Investment Adviser and the Portfolio is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement,

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unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. Any "assignment" (as that term is defined in the Investment Company Act) of this Agreement will result in automatic termination of this Agreement. The Sub-Adviser will notify the Portfolio and the Investment Adviser of any such assignment and of any changes in key personnel who are either the portfolio manager(s) of the Portfolioor senior management of the Sub-Adviser, in each case prior to or promptly after, such change.

14.   ASSIGNMENT

      The Sub-Adviser shall not assign or transfer its rights and obligations under this Agreement. Any assignment (as that term is defined in the Investment Company Act) of the Agreement shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. The Sub-Adviser agrees to bear all reasonable legal, printing, mailing, proxy and related expenses of the Portfolio and the Investment Adviser, if any, arising out of any assignment of this Agreement by the Sub-Adviser. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

15.   ENTIRE AGREEMENT

      This Agreement contains the entire understanding and agreement of the parties with respect to The provision of sub-advisory services to the Portfolio.

16.   HEADINGS

      The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.   NOTICES

      All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

     For:  BNY Investment Advisors
            50 Fremont Street, Suite 3900
            San Francisco, CA 94105
            Attn: Manager of Client Service

     For:  WisdomTree Asset Management, Inc.
            Jonathan Steinberg
             380 Madison Avenue 21st Floor
            New York, NY 10017

            With a copy to:
            WisdomTree Asset Management, Inc.
            Attn:  Legal Department
            380 Madison Avenue 21st  Floor
            New York, NY 10017


     For: WisdomTree India Investment Portfolio, Inc.
           c/o Multiconsult Ltd.
           10, Frere Felix de Valois Street
           Port Louis, Mauritius
           Fax: (230)2125265



18.   SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 11 and 20 shall survive the termination of this Agreement.


19.   PORTFOLIO AND SHAREHOLDER LIABILITY

      The Sub-Adviser is hereby agrees that obligations, if any, assumed by the Portfolio pursuant to this Agreement shall be limited in all cases to the Portfolio and its assets. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Directors or any individual Director of the Portfolio.

20.   GOVERNING LAW

      The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

      21.   INTERPRETATION

      Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.


WISDOMTREE ASSET MANAGEMENT, INC.             BNY INVESTMENT ADVISORS


By:  /s/Jonathan Steinberg                    By: /s/ Gabriella Parcella
     -----------------------------                -----------------------------
     Name: Jonathan Steinberg                     Name: Gabriella Parcella
     Title: Chief Executive Officer               Title: Vice President